U.S. SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549

                              FORM 10 - SB-12G

                GENERAL FORM FOR REGISTRATION OF SECURITIES
                        FOR SMALL BUSINESS ISSUERS

        UNDER SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                       BRAMPTON CREST INTERNATIONAL, INC.
                 (Name of Small Business Issuer in its Charter)

            NEVADA                                  30-0286164
(State or other jurisdiction of              (IRS Employer ID Number)
 incorporation or organization)


               (Address of Principal Executive Offices)(Zip Code)

               1224 WASHINGTON AVENUE, MIAMI BEACH, FLORIDA 33139

                     Issuers Telephone Number: 305-531-1174
                                          Fax: 305-531-1274
        Securities to be Registered under Section 12(b) of the Act:

 Title of each class                     Name of each exchange on which
 to be so registered.                    Each class is to be registered

  COMMON STOCK                                   NOT APPLICABLE


        Securities to be registered under Section 12(g) of the Act:

                               COMMON STOCK

                             (Title of Class)



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                                     PART I

In this registration statement references to "we," "us," "Company," and "our" refer to Brampton Crest International, Inc.

                           FORWARD LOOKING STATEMENTS

This Form 10-SB contains certain forward-looking statements. For this purpose any statements contained in this Form 10-SB that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "may," "will," "expect," "intend," "believe," "anticipate," "estimate" or "continue" or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors, many of which are not within Brampton Crest International, Inc.'s control. These factors include but are not limited to economic conditions generally and in the industries in which Brampton Crest
International, Inc. may participate; competition within Brampton Crest International, Inc.'s chosen industry, including competition from much larger competitors; technological advances and failure by Brampton Crest International, Inc. to successfully develop business relationships.


ITEM 1.  DESCRIPTION OF BUSINESS.

GENERAL

Brampton Crest International, Inc., formally known as Hamilton-Biophile Companies ("the Company"), a Nevada corporation, was originally organized as Selvac Corporation, a Delaware corporation. On June 28, 1982, the Selvac Corporation restated its Certificate of Incorporation and changed its name to Mehl/Biophile International Corporation. On March 22, 2000, the Company reorganized as Hamilton-Biophile Companies. On November 26, 2001, the Company re-domiciled to Nevada. Hamilton Biophile Companies changed their name to Brampton Crest International, Inc., effective on November 16, 2004.

CHAPTER 11 REORGANIZATION IN US BANKRUPTCY COURT

On January 3, 2000, the Company filed a petition under chapter 11 of title 11, United States Code (the "Bankruptcy Code") for Chapter 11 reorganization in US Bankruptcy Court, Eastern District of California, Case No. 00-20004-A-11. Mehl/Biophile International Corporation and then subsequently, Hamilton-Biophile Companies remained in possession of their assets and properties, and continued to operate its businesses and manage its properties as debtor-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. On March 27, 2001, the Bankruptcy Court issued an order confirming Hamilton-Biophile Companies' first amended plan of reorganization and a Final Decree was entered on July 3, 2003. On December 19, 2003, Hamilton-Biophile Companies entered into a Stock Purchase Agreement with Brampton Crest International, LLC. (the "Stock Purchase Agreement"). On March 22, 2004 the Company filed a Conditional Application to Reopen the Case for the Authority to Complete the Stock Purchase Agreement between the Company and Brampton Crest International, LLC, dated December 19,


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2003. On April 9, 2004, the Bankruptcy Court approved the Company's  application to complete the Stock Purchase Agreement between the Company and Brampton Crest International, LLC. dated December 19, 2003. On November 8, 2004, the Bankruptcy Court issued an Order closing the bankruptcy proceedings.

STOCK PURCHASE AGREEMENT

Pursuant to the terms and conditions of the Stock Purchase Agreement, Hamilton-Biophile Companies were required to undertake measures prior to and subsequent to the Bankruptcy Court issuing its Order to close the bankruptcy proceedings, to implement the conditions of the Stock Purchase Agreement. These conditions were satisfied on or before November 23, 2004. The procedures and sequential order of the action taken is as follows:

1. Brampton Crest International, LLC. provided $50,000 in costs, and other support, to reorganize Hamilton Biophile Companies into three separate companies.

      Subsequently, although not obligated pursuant to the Stock Purchase Agreement, Brampton Crest International, LLC. provided an additional $250,000 in costs, and other support, to reorganize Hamilton Biophile Companies for an aggregate total of $300,000.

2. Hamilton Biophile Companies was divided into three separate companies, Hamilton Biophile Companies (the original company), Hamilton PNG and Hamilton Improved Products.

      a.    Hamilton  PNG,   retained  the  right  to  conduct  the   businesses
            previously operated by Hamilton Biophile Companies.

      b. Hamilton Improved Products was given the option to continue with a pothole patching equipment business.

      c. Hamilton Biophile Companies, (the original company), would continue as an ongoing entity. The Company would commence a new business, consisting of marketing cosmetics and non-prescription dermatology products including creams, lotions, and other cosmetic devices, (Micro Dermabrasion device).

3. Hamilton Biophile Companies affected a 1-for-10 reverse stock split of the issued and outstanding Common Stock as of October 5, 2004.

4. Hamilton Biophile Companies changed their name to Brampton Crest International, Inc., effective on November 16, 2004. Also, on November 16, 2004, Brampton Crest International, Inc. Amended and Restated its Articles of Incorporation to provide a sufficient number of authorized shares to satisfy the conditions of the Stock Purchase Agreement. The total number of capital stock authorized to be issued by Brampton Crest International, Inc., pursuant to the Amended and Restated Articles of Incorporation, is Two Hundred and Twenty Five Million (225,000,000) shares, of which Two Hundred Million (200,000,000) shares are Common Stock with a par value of One Tenth of One Cent ($0.001) per share and Twenty Five Million (25,000,000) shares are preferred stock with a par value of One Tenth of One Cent ($0.001) per share, the rights and preferences of the preferred stock may be determined by the Board of Directors. Shares may be issued by


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      the corporation from time to time for such  considerations as may be fixed by the Board of Directors.

5. On October 5, 2004, following the reverse stock split effective and the filing of the Amended and Restated Articles of Incorporation on November 16, 2004, Brampton Crest International, LLC. and certain third parties received an aggregate of 40,000,000 million shares of Common Stock in Brampton Crest International, Inc. and three year warrants to purchase an aggregate of 40,000,000 million shares of Brampton Crest International, Inc. Common Stock at .001 per share. The shares of common stock and the warrants were issued in accordance with the Stock Purchase Agreement as approved by the Bankruptcy Court on April 9, 2004 and were issued post-reverse split.

SECURITIES AND EXCHANGE COMMISSION ACTIONS

On June 8, 2004 the Securities and Exchange Commission issued an order pursuant to Section 12(k) of the Securities Exchange Act of 1934, suspending trading in the securities of the Company for the period 9:30 a.m. EDT on June 8, 2004 through 11:59 p.m. EDT on June 21, 2004 because of an alleged lack of current and accurate information concerning the securities of the Company. The Securities and Exchange Commission alleged that the Company had failed to file with the Securities and Exchange Commission periodic reports under the Securities Exchange Act of 1934 at least since the period ending September 30, 2001.

On June 8, 2004 the Securities and Exchange Commission also instituted an administrative proceeding against the Company pursuant to Section 12(j) of the Securities Exchange Act of 1934 to determine whether the Company's registration pursuant to Section 12 of the Exchange Act should be revoked or in the alternative, suspended for a period not exceeding twelve months.

The Company submitted an offer of settlement, which the Securities and Exchange Commission determined to accept. Solely for the purpose of the Securities and Exchange Commission proceeding and any other proceeding brought by or on behalf of the Securities and Exchange Commission and without admitting or denying the findings, the Company consented to the entry of an order by the Securities and Exchange Commission making findings and revoking registration of securities pursuant to Section 12(j) of the Exchange Act. Pursuant to the Company's offer of settlement, on August 16, 2004 the Securities and Exchange Commission issued an Order Making Findings and Revoking Registration of Securities Pursuant to
Section 12(j) of the Exchange Act (Release No. 34-50200) against the Company. In this Order the Securities and Exchange Commission made findings that:

      1. Hamilton-Biophile (CIK No. 726608), a Nevada corporation with principal executive offices in Miami Beach, Florida, is a holding company with manufacturing subsidiaries. The common stock of Hamilton-Biophile has been registered under Exchange Act Section 12(g) since April 27, 1984. The Stock had been quoted on the Pink Sheets (symbol "HBPH").

      2. On June 4, 1999, the United States District Court for the District of Columbia issued an Order of Permanent Injunction by default against Hamilton-Biophile (then called "Mehl Biophile") enjoining


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            the issuer and its  officers  and agents from  causing the issuer to fail to file timely periodic reports with the Commission in violation of Exchange Act ss. 13(a), which Hamilton-Biophile has violated by not filing any periodic reports since the period ending September 30, 2001 through the date of entity of the Order Making Findings and Revoking Registration of Securities Pursuant to Section 12(j) of the Securities Exchange Act of 1934.

      3. Hamilton-Biophile failed to comply with Exchange Act Section 13(a) and Rules 13a-1 and 13a-13 thereunder, while its common stock was registered with the Commission in that it had not filed any periodic reports since the period ending September 30, 2001 through the date of entry of the order Making Findings and Revoking Registration of Securities Pursuant to Section 12(j) of the Securities Exchange Act of 1934.

The Order also revoked the registration of the Company's securities registered pursuant to Section 12 of the Exchange Act.

PRIVATE PLACEMENT

The Company entered into an agreement on November 1, 2004, pursuant to a Private Placement, to sell 8,334,000 units, each unit consisting of 1 share (post-reverse split) of common stock for consideration of $.15 per unit and a warrant to purchase an additional share of common stock at $.001 per share for a total price of $1,250,100.

The Company has a loan payable to a majority shareholder, Brampton Crest International, LLC of $300,000 as of September 30, 2004. The loan is non-interest bearing and is payable on demand with no stated maturity date. Effective November 1, 2004, the loan was converted into a demand promissory note with interest payable at 5% per annum. The Company allocated the proceeds of the loan to satisfy costs, and other support, to reorganize Hamilton Biophile Companies. Management intends to use the funds received from the private placement to satisfy $300,000 of the obligation to Brampton Crest International, LLC. and allocate the remaining $950,100 to general working capital in order to implement the business plan.

It is probable the Company will require additional capital in order to operate its business and there are no assurances the Company will be able to raise that capital in the future. The lotions, creams and other consumer cosmetics and non-prescription dermatology products intended to be sold by the Company under a Distributorship Agreement (as described below) have intense competition and there are no assurances the Company will be able to successfully penetrate the market.

BUSINESS

The Company was originally engaged in the sale and distribution of cosmetics and non-prescription dermatology products and professional laser hair removal. Prior to the bankruptcy filing, the Company had already lost substantially all of its assets to a creditor and business activities were reduced to a minimum. Following the bankruptcy, and through December 2004, business activities consisted of raising capital, hiring salespersons and developing the business plan (as described below).


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

After September, 2004, in anticipation of emerging from bankruptcy, management determined that the Company failed to continue as a going concern primarily because it was under-funded and over-extended in terms of its cost of operations. Management believes that the Company can be profitable marketing certain cosmetics and non-prescription dermatology products. Management has undertaken a business plan intended to avoid the actions that placed the Company into bankruptcy. To avoid being under-funded, management has sought and received, through a private placement, $1,250,100 in funding. This will provide the initial capital to implement the business plan. To avoid expanding the Company's operations beyond the Company's revenue stream and becoming overextended, management's business plan requires the initial marketing of cosmetics and non-prescription dermatology products through commissioned salespersons. The Company has employed two salespersons to initially market the products, with the intent of expanding the sales force as the revenues develop. Management believes that a structured marketing plan that does not overextend the Company's financial resources will result in profitability.

The Company entered into an independent contractor agreement with certain outside sales personnel on November 15, 2004 to market the cosmetics and non-prescription dermatology products (as described below). Since emerging from bankruptcy, no sales of product have been made as yet.

BUSINESS PLAN

The Company's current business plan includes:

      o The Company intends to market and sell consumer cosmetics and non-prescription dermatology products. Initially, the Company is marketing a Micro Dermabrasion motorized scrubbing and cleaning system through its salespersons. As the Company has only commenced marketing the Micro Dermabrasion device, no sales of the Micro Dermabrasion device have been made to date.

      o acquire revenue producing entities. The Company may acquire or enter into a business combination to provide a revenue stream for which the Company can use to market and sell the consumer cosmetics and non-prescription dermatology products. To date, management has not actively pursued any such businesses.

PRODUCTS

The Company has purchased 1,000 Micro Dermabrasion devices consisting of a motorized scrubbing and cleaning system, which includes a hand held motorized cleaner, scrub brush, bottles of dionized water and a box of pads. The Company intends to purchase and market additional cosmetic and pharmaceutical products commencing in the first quarter of fiscal 2005.

MARKETING

The Company entered into an independent contractor agreement with certain outside sales personnel on November 15, 2004. Per the terms of the agreement, Lenny Bushman and Michael Breindel will each act as independent contractors and, during the term of the agreement, will use their best efforts to distribute the Company's cosmetics and non-prescription dermatology products. In addition, the


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independent  contractors  will use their  best  efforts  to  develop  and market
private   label   products  for  the  Company  and  develop  a  national   sales
organization.   The  independent  contractor's  will  be  compensated  by  sales commissions. The independent contractor agreement is in effect for one year.

The independent contractors have represented that they have an existing base of over 250 active customers and have over 15 years of experience in the sale of cosmetics and non-prescription dermatology products. While the independent contractors have disclosed the list of customers to management of the Company, there can be no assurances that revenues will be achieved from this existing customer base. Orders are COD only. No payment terms are available. By having independent contractors as outside sales personnel, management believes that the Company will minimize the need for additional expensive office space, salaries, insurance, training and other costs associated with building an preliminary sales force including the costs associated with developing sales leads, initial marketing and the acquisition of new customers. In addition, management believes that the independent contractors' existing relationships allows the Company to place the product into their chains of distribution. The Company will store the product upon receipt and ship the product by UPS, such shipping charges and insurance to be paid by the purchaser.

COMPETITION

The cosmetics and non-prescription dermatology products industry is intensely competitive in all its phases. We will compete with many companies possessing greater financial resources and technical facilities than us for the cosmetics and non-prescription dermatology products industry, as well as for the recruitment and retention of qualified employees.

We must overcome significant barriers to enter into the business of cosmetics and non-prescription dermatology products as a result of our limited operating history. There can be no assurance that we will be able to compete effectively with current or future competitors or that the competitive pressures faced by us will not have a material adverse effect on our business, financial condition and operating results.

ADMINISTRATIVE OFFICES

Brampton Crest International, Inc. currently maintains its office at 1224 Washington Avenue, Miami Beach, Florida 33139. The telephone number is (305) 531-1174. Other than this office, Brampton Crest International, Inc. does not currently maintain any other office facilities, and does not anticipate the need for maintaining any additional office facilities at any time in the foreseeable future. The office is leased by Joseph I. Emas and, as a courtesy, Mr. Emas allows Brampton Crest International, Inc. to use the office facilities without rent.

EMPLOYEES

Brampton Crest International, Inc. currently has no employees other than its directors and officers. J. Rod Martin is employed as our President and Joseph I. Emas is employed as our general counsel. Management expects to hire help as necessary, and does not anticipate a need to engage any full-time employees until the business plan is applied.


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CONSULTING AGREEMENT

The  Company  has  entered  into a one year  Consulting  Agreement  with  Robert
Wineberg to assist the Company with corporate planning and development; specifically, to develop an in-depth familiarization with the Company's business objectives and bring to its attention potential or actual opportunities which meet those objectives or logical extensions thereof, (b) alert the Company to new or emerging high potential forms of product and distribution which could either be acquired or developed internally, (c) comment on the Company's
corporate   development  including  such  factors  as  position  in  competitive environment, financial performances vs. competition, strategies, operational viability, etc., and (d) identify prospective suitable merger or acquisition candidates for the Company, perform appropriate diligence investigations with respect thereto, advise the Company with respect to the desirability of pursuing such candidates, and assist the Company in any negotiations which may ensue there from. The Company shall compensate Mr. Wineberg with 100,000 shares of the Company's common stock and 100,000 warrants to purchase an equal number of common shares of the Company at an exercise price of $0.001 per share of common stock for a period of three years from the date of issuance and shall pay to Mr. Wineberg an annual fee of $37,500, in equal and consecutive payments, payable monthly in advance.

REPORTS TO SECURITY HOLDERS

Upon effectiveness of this Form 10-SB, we intend to file annual and quarterly reports with the Commission. The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. We will be an electronic filer and the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC which may be viewed at http://www.sec.gov/.



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                FACTORS THAT MAY AFFECT FUTURE OPERATING RESULTS

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND WE MAY NOT ACHIEVE PROFITABILITY.

For the eleven months ended November 30, 2004, we had a net loss of $404,535. We emerged from bankruptcy on November 8, 2004. In order to avoid incurring the losses again, we will need to generate significant revenues to achieve and maintain profitability. We cannot be assured of achieving significant additional revenues, or that we will become profitable and, if so, sustain profitability into the future. It is possible that we may encounter unexpected expenses. If the time required to generate significant revenues and achieve profitability is longer than anticipated, we may need to obtain additional working capital in the future. There can be no assurance that we will be able to successfully complete any such financing arrangements or that the amounts raised would meet our cash flow needs. We cannot be assured that additional capital will be available to us in the future on favorable terms, or at all. The various elements of our business strategies, including marketing activities and obtaining increased market acceptance, may require additional future capital. If adequate funds are not available or are not available on acceptable terms, our ability to fund those business activities essential to operate profitably, including further sales and marketing activities, would be significantly limited.

OUR AVAILABLE CASH WILL PERMIT US TO OPERATE ONLY FOR A LIMITED PERIOD OF TIME. WE MAY NEED TO RAISE ADDITIONAL CAPITAL.

Prior to emerging from bankruptcy, as of September 30, 2004, we had current assets of $790.00. On November 1, 2004, we raised $1,250,100 in a private offering. $300,000 of the proceeds of the private offering will be used to retire debt to our affiliate, Brampton Crest International, LLC. Our balance sheet for November 30, 2004, discloses that we have inventory of $15,000. We believe that we have sufficient operating capital at least through the fourth quarter of calendar year 2005 in order to launch our products. There can be no assurance that sales will occur at a level to maintain profitability. As a result, we may require additional capital to fund our operations. Our failure to obtain financing as needed would have a material adverse effect upon us and our business. If additional funds are obtained by issuing equity securities and/or debt securities convertible into equity, dilution to existing shareholders will result, and future investors may be granted rights superior to those of existing shareholders. There can be no assurances, however, that additional financing will be available when needed, or if available, on acceptable terms. There are no current agreements, arrangements, or understandings for any equity and/or debt financing. Our failure to obtain such financing as required or otherwise desired will have a material adverse effect upon us, our business and operations.

OUR FINANCIAL STATEMENTS ARE SUBJECT TO A "GOING CONCERN" QUALIFICATION.

Our financial statements appearing elsewhere in this report have been prepared on a going concern basis that contemplates the realization of assets and the


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settlement  of  liabilities  and  commitments  in the normal course of business.
While we have received funds from a private placement and emerged from bankruptcy, management realizes that we must generate capital and revenue resources to enable us to achieve profitable operations. We are planning on obtaining additional capital by achieving at least break-even cash flow from operations and selling equity and/or debt securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon us obtaining additional revenues and equity capital and ultimately achieving profitable operations. No assurances can be made that we will be successful in these activities. Should any of these events not occur, our financial statements will be materially affected.

WE MAY NOT BE ABLE TO COMMENCE SALES OR OTHERWISE SUCCESSFULLY OPERATE OUR BUSINESS.

We believe that the key to our success is to initiate sales of our cosmetics and non-prescription dermatology products and thereby to develop our revenues and increase our available cash. Our success in this regard will depend in large part on widespread market acceptance of our cosmetics and non-prescription dermatology products. Our efforts to increase our sales and revenues could be adversely impacted by other risks to our business described below

There can be no assurance that we will be able to increase our sales or effectively operate our business. To the extent we are unable to achieve growth in sales, we may continue to incur losses. We cannot assure you that we will be successful or make progress in the growth and operation of our business.

WE MAY NOT BE ABLE TO ANTICIPATE REVENUE SHORTFALLS.

Our current and future expense levels are based on our operating plans and estimates of future sales and revenues and are subject to increase as we implement our strategy. Even if our sales grow, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on our business, operating results and financial condition. Further, if we should substantially increase our operating expenses to increase sales and marketing and such expenses are not subsequently followed by increased revenues, our operating performance and results would be adversely effected and, if sustained, could have a material adverse effect on our business. To the extent we implement cost reduction efforts to align our costs with revenue, our revenue could be adversely affected.

THE COSMETICS AND NON-PRESCRIPTION DERMATOLOGY PRODUCTS MARKETS ARE INCREASINGLY COMPETITIVE.

The cosmetics and non-prescription dermatology products markets have been and will continue to be an increasingly competitive business. The barriers to entry are relatively low. Our business faces competition from suppliers or similar products. Certain of our competitors have greater financial and other resources than we do. Competitors with greater access to financial resources may enter our markets and compete with us. In the event that we are not able to compete successfully, our business may be adversely affected and competition may make it more difficult for us to grow our revenue and maintain our existing business on terms that are favorable to us.

IF WE ARE NOT ABLE TO RECRUIT AND RETAIN QUALIFIED MANAGEMENT PERSONNEL, WE MAY FAIL TO DEVELOP OUR POTENTIAL BUSINESS OPPORTUNITIES.

Our success is highly dependent on the retention of the principal members of our management and sales personnel. J. Rod Martin, our Chairman and President, is critical to our ability to execute our overall business strategy. We do not presently have any key man life insurance on this person; while we intend to apply for such insurance in such amounts as we deem appropriate, it is uncertain at this time as to when we will apply for and obtain such insurance.

Furthermore,  our future  growth will  require  hiring a  significant  number of qualified management, administrative and sales personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies for qualified personnel in the areas of our activities. If we are not able to continue to attract and retain, on acceptable terms, the qualified personnel necessary for the continued development of our business, we may not be able to sustain our operations or achieve our business objectives.

RISKS RELATED TO OUR STOCK

AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP OR BE SUSTAINED, AND OUR COMMON STOCK MAY HAVE A VOLATILE PUBLIC TRADING PRICE.

Our common stock does not trade in a public market. While we hope to establish a public market for our common stock, such a market may not develop or be sustained. As a result, our investors may not be able to sell their shares quickly or at the market price if trading in our stock is not active. If a public market does develop, the number of shares available for sale is, at least initially, anticipated to be limited. Therefore, the share price may be volatile.

SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK, OR THE AVAILABILITY OF THOSE SHARES FOR FUTURE SALE, COULD ADVERSELY AFFECT OUR STOCK PRICE AND LIMIT OUR ABILITY TO RAISE CAPITAL.

We are unable to predict the effect, if any, that future sales of common stock or the potential for such sales may have on the market price of the common stock prevailing from time to time. Of the 49,752,497 issued and outstanding shares of common stock of the Company, at least 13,200,000 shares are believed to be capable of being sold or transferred without registration under the Securities Act of 1933. In addition, the Company has issued 48,479,000 warrants to purchase shares of common stock at an exercise price of $0.001. The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market or the perception that substantial sales could occur. These sales also may make it more difficult for us to sell common stock in the future to raise capital.

WE HAVE NOT PAID CASH DIVIDENDS AND DO NOT EXPECT TO IN THE FORESEEABLE FUTURE, WHICH MEANS THAT THE VALUE OF OUR SHARES CANNOT BE REALIZED EXCEPT THROUGH SALE.

We have never declared or paid cash dividends. We currently expect to retain earnings for our business and do not anticipate paying cash dividends on our common stock at any time in the foreseeable future. Because we do not anticipate paying cash dividends in the future, it is likely that the only opportunity to realize the value of our common stock will be through a sale of those shares. The decision whether to pay cash dividends on common stock will be made by the

Board of Directors from time to time in the exercise of its business judgment. Furthermore, we may be restricted from paying dividends by the terms of any credit facility we may enter into in the future.

THE OWNERSHIP OF OUR COMMON STOCK IS  CONCENTRATED  IN THE HANDS OF OUR EXISTING
DIRECTORS AND EXECUTIVE OFFICERS. AS A RESULT, YOU MAY NOT BE ABLE TO EXERT MEANINGFUL INFLUENCE ON SIGNIFICANT CORPORATE DECISIONS.

Our directors are managing members of Brampton Crest International, LLC. Brampton Crest International, LLC beneficially owns, in the aggregate, approximately 54.5% of our outstanding shares of common stock. These persons, acting together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these persons, acting together, have the ability to control the management and affairs of our company. This concentration of ownership may harm the market price of our common stock by delaying or preventing a change in control of our company at a premium price even if beneficial to our other stockholders.

WE WILL BE SUBJECT TO BLUE SKY CONSIDERATIONS.

Because our securities have not been registered for resale under the blue sky laws of any state, the holders of such shares and those persons desiring to purchase them in any trading market that may develop in the future, should be aware that there may be significant state blue sky law restrictions on the ability of investors to sell and of purchasers to buy our securities. Accordingly, investors should consider the secondary market for the Company's securities to be a limited one.

OUR COMMON STOCK MAY BE SUBJECT TO THE SECURITY AND EXCHANGE COMMISSION'S PENNY STOCK SALES RULES.

The Security and Exchange Commission has adopted regulations which generally define penny stocks to be equity securities that have a market price of less than $5.00 per share. Such designation imposes additional sale practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors.

For transactions covered by these regulations, a broker-dealer must make a special suitability determination for the purchaser. A broker-dealer must obtain from the potential purchaser information concerning the person's financial situation, investment experience and investment objectives and, based upon that and other information available to it, make a determination that transactions in penny stocks are suitable for the purchaser and that the purchaser has sufficient knowledge and experience in financial matters so that the purchaser reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks. A broker-dealer must also receive the purchaser's written consent to the transaction prior to sale.

These penny stock rules may restrict the ability of brokers, dealers and investors to sell our common stock to the extent our common stock may be subject to such rules.

ITEM 2.  MANAGEMENTS DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS.

GENERAL

In addition to the historical information contained herein, we make statements in this Registration Statement on Form 10-SB that are forward-looking statements. Sometimes these statements will contain words such as "believes," "expects," "intends," "should," "will," "plans," and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors, certain of which are discussed herein that could cause our actual performance or achievements to be materially different from those expressed in any forward-looking statements made by or on our behalf. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. We do not assume the obligation to update or revise any forward looking statements.

OVERVIEW

Brampton Crest International, Inc., formally known as Hamilton-Biophile Companies ("the Company"), a Nevada corporation, was originally organized as Selvac Corporation, a Delaware corporation. In June 28, 1982, the Selvac Corporation restated its Certificate of Incorporation and changed its name to Mehl/Biophile International Corporation. On March 22, 2000, the Company reorganized as Hamilton-Biophile Companies. On November 26, 2001, the Company re-domiciled to Nevada. Hamilton Biophile Companies changed their name to Brampton Crest International, Inc., effective on November 16, 2004.

Hamilton Biophile Companies was divided into three separate companies, Hamilton Biophile Companies (the original company), Hamilton PNG and Hamilton Improved Products.

      a.    Hamilton  PNG,   retained  the  right  to  conduct  the   businesses
            previously operated by Hamilton Biophile Companies.

      b. Hamilton Improved Products was given the option to continue with a pothole patching equipment business.

      c. Hamilton Biophile Companies, (the original company), would continue as an ongoing entity. The Company would commence a new business consisting of marketing cosmetics and non-prescription dermatology products including creams, lotions, and other cosmetic devices, (Micro Dermabrasion device).

The Company plans to market cosmetics and non-prescription dermatology products including creams, lotions and all other related cosmetic products. The Company will initially market and sell a motorized scrubbing and cleaning system (Micro Dermabrasion device), which includes a hand held motorized cleaner, scrub brush, bottles of ionized water and a box of pads.

Accordingly, we are in the development stage and have no history of liquidity or capital resources or stockholder's equity other than the receipt of proceeds $1,250,100 from our private placement of our securities (of which $300,000 was expended to retire debt to Brampton Crest International, LLC, an affiliate).

For the eleven months ended November 30, 2004, we had a net loss of $404,535,

Under Chapter 11, certain claims against the Company in existence prior to the filing of the petitions for relief under the federal bankruptcy laws were disapproved by the Court. Those claims, amounting to approximately $13,000,000 were written off during 2001. The remaining pre-petition liabilities of approximately $3,232,000, (including accrued interest of $1,400,000) were fully repaid through the issuance of 404,654 shares of the Company's common stock at a rate of approximately $8.00 per share (post-split), as contemplated by the Plan of Reorganization.

After September, 2004, in anticipation of emerging from bankruptcy, management determined that the Company failed to continue as a going concern primarily because it was under-funded and over-extended in terms of its cost of operations. Management believes that we can be profitable marketing cosmetics and non-prescription dermatology products. However, management has undertaken a business plan intended to avoid the actions that placed us into bankruptcy. To avoid being under-funded, management has sought and received, through a private placement, $1,250,100 in funding. This will provide the initial capital to implement the business plan. To avoid expanding our operations beyond our revenue stream and becoming overextended, management's business plan requires the initial marketing of cosmetics and non-prescription dermatology products through commissioned salespersons. We have engaged two salespersons to initially market the products, with the intent of expanding the sales force as the revenues develop. Since emerging from bankruptcy, no sales have been made. Management believes that a structured marketing plan that does not overextend our financial resources will result in profitability.

PLAN OF OPERATIONS

Management intends to use its initial equity capital to fund our initial business plan during the next twelve months. Prospective cash flow from sales is not estimated to commence until the first or second quarter of the fiscal year ended December 31, 2005. We will face considerable risk in each of our business plan steps, such as difficulty of hiring competent personnel within our budget, developing marketing strategies, and a shortfall of funding if we are unable to raise capital in the equity securities market. Management intends to continue to seek funding however. If no funding is received during the next twelve months, we may be forced to rely on its existing cash at hand. In such a restricted cash flow scenario, the we would be unable to complete all business plan steps, and would, instead, delay all cash intensive activities. The Company may acquire or enter into a business combination to provide a revenue stream for which the Company can use to market and sell the consumer cosmetics and non-prescription dermatology products. To date, management has not actively pursued any such businesses.

CURRENT ASSETS

During the last quarter of the current fiscal year we completed a private placement of $1,250,100. Management intends to retire a debt of $300,000 to affiliate Brampton Crest International, LLC out of the proceeds of the offering. Management intends to use the balance of the proceeds from the offering
($950,100), towards the implementation of the business plan and to provide working capital for future expansion of our operations.

LIQUIDITY AND CAPITAL RESOURCES.

We are financing our operations and other working capital requirements principally from the receipt of proceeds in the amount of $1,250,100 from a private placement of our securities. Our management estimates that once the business plan is implemented, we will require a minimum cash flow of approximately $8,000 per month to maintain operations.

The Company has a loan payable to a majority shareholder, Brampton Crest International, LLC of $300,000 as of September 30, 2004. The loan is non-interest bearing and is payable on demand with no stated maturity date. Effective November 1, 2004, the loan was converted into a demand promissory note with interest payable at 5% per annum. The Company allocated the proceeds of the loan to satisfy costs, and other support, to reorganize Hamilton Biophile Companies. Management intends to use the funds received from the private placement to satisfy $300,000 of the obligation to Brampton Crest International, LLC. and allocate the remaining $950,100 to general working capital in order to implement the business plan.

GOING CONCERN

The reports of independent auditors on financial statements at and for the year ended December 31, 2003, contain an explanatory paragraph raising substantial doubt of our ability to continue as a going concern. Note 2 to the consolidated financial statements describe the conditions which raise this doubt and management's plans. As previously noted, we have not generated any revenues from sales of our products. If revenues generated from sales of our products do not reach levels sufficient to fund working capital requirements during fiscal 2005, we will require further financing to continue operations during fiscal 2005 and in any event may require additional capital to fund marketing efforts beyond presently contemplated levels. Failure to secure necessary financing might result in the reduction and curtailment of operations.

ITEM 3.  DESCRIPTION OF PROPERTY.

Brampton Crest International, Inc. currently maintains its office at 1224 Washington Avenue, Miami Beach, Florida 33139. The telephone number is (305) 531-1174. Other than this office, Brampton Crest International, Inc. does not currently maintain any other office facilities, and does not anticipate the need for maintaining any additional office facilities at any time in the foreseeable future. The office is leased by Joseph I. Emas and, as a courtesy, Mr. Emas allows Brampton Crest International, Inc. to use the office facilities without rent. The Company leases storage space at Public Storage, 331 69th Street, Miami Beach, 33141 at a cost of $251.75 per month for a term of one year.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

Thefollowing table shows our common stock beneficially owned as of December 15, 2004 by:

      o each person who is known by us to beneficially own 5% or more of our outstanding common stock;

      o     each of our  executive  officers  named in the Summary  Compensation
            Table;

      o     each of our directors; and

      o     all of our officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock that the named person has the right to acquire, through conversion or option exercise or otherwise, within 60 days after December 15, 2004.

                                        NUMBER OF            PERCENTAGE OF
NAME AND ADDRESS                         SHARES                 SHARES
                                  BENEFICIALLY OWNED (1)  BENEFICIALLY OWNED (1)
--------------------------------  ----------------------  ----------------------

J. Rod Martin                         53,600,000 (2)             54.5%
1224 Washington Avenue
Miami Beach, FL  33139

Joseph I. Emas                        53,600,000 (2)             54.5%
1224 Washington Avenue
Miami Beach, FL  33139

All directors and
executive officers as
a group (2 persons)                   53,600,000 (2)             54.5%

Brampton Crest International, LLC.    53,600,000 (2)             54.5%
1224 Washington Avenue
Miami Beach, FL  33139

Robert Wineberg                       16,968,000 (3)             17.3%
Delaporte Point unit #45,
Nassau, Bahamas

Murray Bacal                          53,600,000 (2)             54.5%
1455 Ocean Drive #904
Miami Beach, Florida 33139

(1) Based on a total of an aggregate of 98,321,497 shares of capital stock, consisting of 49,752,497 issued and outstanding shares of common stock and warrants to purchase 48,479,000 shares of common stock.

(2) Includes 26,800,000 shares of common stock held in the name of Brampton Crest International, LLC and warrants to purchase 26,800,000 shares of common stock held in the name of Brampton Crest International, LLC. J. Rod Martin, Murray Bacal, and Joseph I. Emas are the managing members of Brampton Crest International, LLC.

(3) Includes 8,434,000 issued and outstanding shares of common stock and warrants to purchase 8,434,000 shares of common stock.

ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

The  directors  and  executive   officers   currently   serving  Brampton  Crest
International, Inc. are as follows:

NAME                        AGE                 POSITIONS
                                                HELD AND TENURE

Rod Martin                  43                  Director, President


Joseph I. Emas              50                  Director


J. ROD MARTIN: President and Director of the Company since December, 2003. From 1999-2001 Chairman of the Board of Directors of GSociety, Inc., a niche market media/entertainment company. From 1995 to 1999, Mr. Martin was the principal shareholder and Chief Executive Officer of South Beach Cards, Inc. a world wide wholesaler of fine photography greeting cards, posters and calendars. From 1990 to 1994, Mr. Martin worked as an independent investment banker and acted as a consultant to public and private companies. From 1987 to 1990, Mr. Martin was the Regional Sales Manager for Gant and Associates, a national U.S. brokerage firm. From 1985 to 1987, Mr. Martin was Director of Marketing and Sales for Martin Machinery Company, a family-based industrial machine tool distributor. Mr. Martin has a B.S. in Marketing and Finance from the University of Arkansas.

Mr. Martin as a director and officer of Brampton Crest International, Inc. will devote all his time to Brampton Crest International, Inc.'s affairs.

JOSEPH I. EMAS: Director of the Company. Mr. Emas received his Honors BA at University of Toronto, Bachelor of Administrative Studies, with distinction, at York University in Toronto, his JD, cum laude from Nova Southeastern Shepard Broad Law School and his L.L.M. in Securities Regulation at Georgetown
University Law Center. Mr. Emas was an Adjunct Professor of Law at Nova Southeastern Shepard Broad Law School. Mr. Emas specializes in securities regulation, corporate finance, mergers and acquisitions and corporate law. Mr. Emas is licensed to practice law in Florida, New Jersey and New York.

The directors named above will serve until the first annual meeting of Brampton Crest International, Inc.'s stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders meeting. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement, of which none currently exists or is contemplated.

There is no arrangement or understanding between the directors and officer of Brampton Crest International, Inc. and any other person pursuant to which any directors or officer was or is to be selected as a director or officer.

Board of Directors Committees and Other Information

 All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Officers are appointed by and serve at the discretion of the Board of Directors.

The Board of Directors currently has no committees. As and when required by law, it will establish Audit Committee and a Compensation Committee. The Audit Committee will oversee the actions taken by our independent auditors and review our internal financial and accounting controls and policies. The Compensation Committee will be responsible for determining salaries, incentives and other forms of compensation for our officers, employees and consultants and will administer our incentive compensation and benefit plans, subject to full board approval. The Audit Committee Charter and the Compensation Committee Charter as attached hereto as Exhibit to this filing. The functions of the Audit Committee and the Compensation Committee are currently performed by the Board of Directors.

Director Compensation

Our directors do not receive cash for their service as directors. The Company does not provide additional compensation for committee participation or special assignments of the Board of Directors, but may enter into separate consulting agreements with individual directors at times.


INDEMNIFICATION OF OFFICERS AND DIRECTORS

As permitted by Nevada law, Brampton Crest International, Inc.'s Amended and Restated Articles of Incorporation provide that Brampton Crest International, Inc. will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.

Pursuant to the foregoing provisions, Brampton Crest International, Inc. has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

EXCLUSION OF LIABILITY

Pursuant to the Nevada Business Corporation Act, Brampton Crest International, Inc.'s Amended and Restated Articles of Incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of the Nevada Business Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right that a director may have to be indemnified and does not affect any director's liability under federal or applicable state securities laws.

ITEM 6.  EXECUTIVE COMPENSATION.

         The following table sets forth information with respect to compensation paid by the Company to the President and compensation to named executive officer's that exceeds $100,000:

                          Annual Compensation                         Long Term Compensation
                          -------------------                         ----------------------
                                                   Other Annual       Restricted Stock Options/   LTIP          All Other
Name           Title      Year     Salary   Bonus  Compensation       Awarded          SARs (#)   payouts ($)   Compensation
----           -----      ----     ------   -----  ------------       -------          --------   -----------   ------------
J. Rod Martin  President  2004     0        0      0                  0                0          0             0
               Treasurer

The Company does not have a bonus or stock option plan at this time. Officers and directors are elected annually.


ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

The Company has a loan payable to a majority shareholder, Brampton Crest International, LLC of $300,000 as of September 30, 2004. The loan is non-interest bearing and is payable on demand with no stated maturity date. Effective November 1, 2004, the loan was converted into a demand promissory note with interest payable at 5% per annum.

No officer, director, promoter, or affiliate of Brampton Crest International, Inc. has or proposes to have any direct or indirect material interest in any asset held by Brampton Crest International, Inc. through security holdings, contracts, options, or otherwise.

Although there is no current compensation plan in existence, it is probable that Brampton Crest International, Inc. will adopt a plan to pay or accrue compensation to its Officers and Directors for services related to development of the company's business plan

ITEM 8.  DESCRIPTION OF SECURITIES.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws as Amended and Restated on November 18, 2004 and is qualified in its entirety.

CAPITAL STOCK

We are authorized to issue 225,000,000 shares of capital stock, of which 200,000,000 shares were designated as common stock with a par value of $0.001 per share. As of December 15, 2004, there were 49,752,497 shares of our common stock issued and outstanding held by our shareholders of record. This number does not include stockholders for whom shares were held in a "nominee" or

"street name." All shares of common stock outstanding are validly issued, fully paid and non-assessable. As of December 15, 2004, there are 295 shareholders of record.

We are authorized to issue 25,000,000 shares of preferred stock with a par value of $0.001per share, the rights and preferences of which may be determined by the Board of Directors. Said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors.

As of December 15, 2004, there were no preferred shares issued and/or outstanding.

VOTING RIGHTS:

Each share of our common stock entitles the holder to one (1) vote, either in person or by proxy, at meetings of shareholders. The shareholders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent (50%) of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify, or consent to such act or action, except as otherwise provided by law.

DIVIDEND POLICY:

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

LIQUIDATION RIGHTS:

Upon our liquidation or dissolution, each outstanding Common Share will be entitled to share equally in our assets legally available for distribution to shareholders after the payment of all debts and other liabilities.

WARRANTS:

SHARE PURCHASE WARRANTS

Brampton Crest International, LLC and certain third parties have received three year warrants to purchase 40,000,000 million shares of the Company's common stock at an exercise price of $0.001 per share.

On November 1, 2004, the Company sold 8,334,000 units consisting of 1 share of common stock and one three year warrant to purchase an additional share of common stock at an exercise price of $.001 per share for $.15 per unit for a total price of $1,250,100.

In the Private Placement, the exercise price of the Warrants and the number of shares of Common Stock or other securities at the time issuable upon exercise of the Warrants shall be appropriately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or securities. In case of any consolidation or merger by us with or into any other corporation, entity or person, or any other corporate reorganization, in which we shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a "Reorganization"), then, in each case, the holder of the Warrants on exercise any time after the consummation or effective date of such Reorganization (the "Effective Date"), shall receive, in lieu of the shares of stock or other securities at any time issuable upon the exercise of the Warrants issuable on such exercise prior to the Effective Date, the stock and other securities and property (including cash) to which such holder would have been entitled upon the Effective Date if such holder had exercised this Warrant immediately prior thereto.

During 2001, the Company borrowed $45,000 from one of its directors, as evidenced by a note. In connection with the note, the Company issued to the lender warrants to purchase 45,000 shares of the Company's common stock at $0.20 per share. The warrants are exercisable until March 21, 2006.

MISCELLANEOUS RIGHTS AND PROVISIONS:

Holders of our common stock have no preemptive rights. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. All outstanding shares of our common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable. There are no provisions in our Amended and Restated Articles of Incorporation or Bylaws that would prevent or delay change in our control.

TRANSFER AGENT

On May 25, 2004, the Company engaged Madison Stock Transfer to serve in the capacity of transfer agent in order to facilitate the creation of a public trading market for Brampton Crest International, Inc.'s securities.

REPORTS TO STOCKHOLDERS

Brampton Crest International, Inc. plans to furnish its stockholders with an annual report for each fiscal year containing financial statements audited by its independent certified public accountants. It is the present intention of management to continue furnishing annual reports to stockholders. Additionally, Brampton Crest International, Inc. may, in its sole discretion, issue unaudited quarterly or other interim reports to its stockholders when it deems appropriate. Brampton Crest International, Inc. intends to comply with the periodic reporting requirements of the Securities Exchange Act of 1934 for so long as it is subject to those requirements.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

The Nevada Revised Statutes Act (the "Nevada Act") permits a Nevada corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances. The Company's Amended and Restated Articles of Incorporation provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Nevada Act. The indemnification provided by the Nevada Act and the Company's Amended and Restated Articles of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

The Company may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                     PART II

ITEM 1. MARKET PRICE AND DIVIDENDS ON THE REGISTRANTS COMMON EQUITY AND OTHER SHAREHOLDER MATTERS.

TRADING MARKET

On June 8, 2004 the Securities and Exchange Commission issued an order pursuant to Section 12(k) of the Securities Exchange Act of 1934, suspending trading in the securities of the Company for the period 9:30 a.m. EDT on June 8, 2004 through 11:59 p.m. EDT on June 21, 2004 because of an alleged lack of current and accurate information concerning the securities of the Company. The Securities and Exchange Commission alleged that the Company had failed to file with the Securities and Exchange Commission periodic reports under the Securities Exchange Act of 1934 since at least the period ending September 30, 2001.

On June 8, 2004 the Securities and Exchange Commission also instituted an administrative proceeding against the Company pursuant to Section 12(j) of the Securities Exchange Act of 1934 to determine whether the Company's registration pursuant to Section 12 of the Exchange Act should be revoked or in the alternative, suspended for a period not exceeding twelve months.

The Company submitted an offer of settlement, which the Securities and Exchange Commission determined to accept. Solely for the purpose of the Securities and Exchange Commission proceeding and any other proceeding brought by or on behalf of the Securities and Exchange Commission and without admitting or denying the findings, the Company consented to the entry of an order by the Securities and Exchange Commission making findings and revoking registration of securities pursuant to Section 12(j) of the Exchange Act. Pursuant to the Company's offer of settlement, on August 16, 2004 the Securities and Exchange Commission issued an Order Making Findings and Revoking Registration of Securities Pursuant to
Section 12(j) of the Exchange Act (Release No. 34-50200) against the Company. In this Order the Securities and Exchange Commission made findings that:

         1. Hamilton-Biophile (CIK No. 726608), a Nevada corporation with principal executive offices in Miami Beach, Florida, is a holding company with manufacturing subsidiaries. The common stock of Hamilton-Biophile had been registered under Exchange Act Section 12(g) since April 27, 1984. The Stock is quoted on the Pink Sheets (symbol "HBPH").

         2. On June 4, 1999, the United States District Court for the District of Columbia issued an Order of Permanent Injunction by default against Hamilton-Biophile (then called "Mehl Biophile") enjoining the issuer and its officers and agents from causing the issuer to fail to file timely periodic reports with the Commission in violation of Exchange Act ss. 13(a), which Hamilton-Biophile has violated by not filing any periodic reports since the period ending September 30, 2001 through the date of entity of the Order Making Findings and Revoking Registration of Securities Pursuant to Section 12(j) of the Securities Exchange Act of 1934.

         3.       Hamilton-Biophile  has  failed to  comply  with  Exchange  Act
                  Section 13(a) and Rules 13a-1 and 13a-13 thereunder, while its common stock was registered with the Commission in that it had not filed any periodic reports since the period ending September 30, 2001 through the date of entry of the order Making Findings and Revoking Registration of Securities Pursuant to Section 12(j) of the Securities Exchange Act of 1934.

         The Order also revoked the registration of the Company's securities registered pursuant to Section 12 of the Exchange Act.

We plan to make application to permit our common stock to trade on the over-the-counter bulletin board (OTCBB), requesting that such trading commence after this Registration Statement on Form 10-SB may become effective. There can be no assurance that an active public market for our common stock will develop or be sustained or that the stock will be traded on the over-the-counter bulletin board (OTCBB).

ITEM 2.  LEGAL PROCEEDINGS.

Brampton Crest International, Inc. is not a party to any pending legal proceedings, and no such proceedings are known to be contemplated.

During 2003, a lawsuit was filed on behalf of the participants involved in a September 2001 private placement offering. The suit alleges that the Company received $100,000 from various third parties in consideration for 500,000 shares of common stock. The plaintiffs claim that the shares were never received. In September 2004, the matter was voluntarily dismissed without prejudice by the Plaintiffs, however management anticipates that the Plaintiffs may re-file the matter at a later date. Management has reserved up to 100,000 shares of common stock in expectation of a future lawsuit and unfavorable outcome.

No director, officer or affiliate of Brampton Crest International, Inc. and no owner of record or beneficial owner of more than 5.0% of the securities of or any associate of Brampton Crest International, Inc. any such director, officer or security holder is a party adverse to Brampton Crest International, Inc. or has a material interest adverse to Brampton Crest International, Inc. in reference to pending litigation. On June 8, 2004 the Securities and Exchange Commission issued an order pursuant to Section 12(k) of the Securities Exchange Act of 1934, suspending trading in the securities of the Company for the period 9:30 a.m. EDT on June 8, 2004 through 11:59 p.m. EDT on June 21, 2004 because of an alleged lack of current and accurate information concerning the securities of the Company. The Securities and Exchange Commission alleged that the Company had failed to file with the Securities and Exchange Commission periodic reports under the Securities Exchange Act of 1934 at least since the period ending September 30, 2001.

On June 8, 2004 the Securities and Exchange Commission also instituted an administrative proceeding against the Company pursuant to Section 12(j) of the Securities Exchange Act of 1934 to determine whether the Company's registration pursuant to Section 12 of the Exchange Act should be revoked or in the alternative, suspended for a period not exceeding twelve months.

The Company submitted an offer of settlement, which the Securities and Exchange Commission determined to accept. Solely for the purpose of the Securities and Exchange Commission proceeding and any other proceeding brought by or on behalf of the Securities and Exchange Commission and without admitting or denying the findings, the Company consented to the entry of an order by the Securities and Exchange Commission making findings and revoking registration of securities pursuant to Section 12(j) of the Exchange Act. Pursuant to the Company's offer of settlement, on August 16, 2004 the Securities and Exchange Commission issued an Order Making Findings and Revoking Registration of Securities Pursuant to
Section 12(j) of the Exchange Act (Release No. 34-50200) against the Company. In this Order the Securities and Exchange Commission made findings that:

         1. Hamilton-Biophile (CIK No. 726608), a Nevada corporation with principal executive offices in Miami Beach, Florida, is a holding company with manufacturing subsidiaries. The common stock of Hamilton-Biophile had been registered under Exchange Act Section 12(g) since April 27, 1984. The Stock is quoted on the Pink Sheets (symbol "HBPH").

         2. On June 4, 1999, the United States District Court for the District of Columbia issued an Order of Permanent Injunction by default against Hamilton-Biophile (then called "Mehl Biophile") enjoining the issuer and its officers and agents from causing the issuer to fail to file timely periodic reports with the Commission in violation of Exchange Act ss. 13(a), which Hamilton-Biophile has violated by not filing any periodic reports since the period ending September 30, 2001 through the date of entity of the Order Making Findings and Revoking Registration of Securities Pursuant to Section 12(j) of the Securities Exchange Act of 1934.

         3.       Hamilton-Biophile  has  failed to  comply  with  Exchange  Act
                  Section 13(a) and Rules 13a-1 and 13a-13 thereunder, while its common stock was registered with the Commission in that it had not filed any periodic reports since the period ending September 30, 2001 through the date of entry of the order Making Findings and Revoking Registration of Securities Pursuant to Section 12(j) of the Securities Exchange Act of 1934.

         The Order also revoked the registration of the Company's securities registered pursuant to Section 12 of the Exchange Act.

ITEM 3.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

Not applicable.

ITEM 4.  RECENT SALES OF UNREGISTERED SECURITIES.

Since November 1, 2004, Brampton Crest International, Inc. has sold its Common Stock and Warrants to the persons listed in the table below in transactions summarized as follows:

NAME                  NUMBER OF SHARES   NUMBER OF WARRANTS         DATE

Robert Wineberg           8,334,000           8,334,000        November 1, 2004

Each of the sales listed above was made for cash or services. All of the listed sales were made in reliance upon the exemption from registration offered by
Section 4(2) and/or Regulation S of the Securities Act of 1933.

Based upon Purchaser Subscription forms completed by each of the subscribers and the pre-existing relationship between the subscribers of Brampton Crest International, Inc.'s officers and directors, Brampton Crest International, Inc. had reasonable grounds to believe immediately prior to making an offer to the private investors, and did in fact believe, when such subscriptions were accepted, that such purchasers:

     (1) were purchasing for investment and not with a view to re-distribute, and

     (2) had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment and were able to bear those risks.

          The purchasers had access to pertinent information enabling them to ask informed questions.

The shares were issued without the benefit of registration. An appropriate restrictive legend is imprinted upon each of the certificates representing such shares, and stop-transfer instructions have been entered in Brampton Crest International, Inc.'s transfer records. All such sales were effected without the aid of underwriters, and no sales commissions were paid.

ITEM 5.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Amended and Restated Articles of Incorporation and the Bylaws of Brampton Crest International, Inc., filed as Exhibits 3.1 and 3.2, respectively, provide that Brampton Crest International, Inc. will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings where the officer or director acted in good faith and in a manner he reasonably believed to be in Brampton Crest International, Inc.'s best interest and is a party by reason of her status as an officer or director, absent a finding of negligence or misconduct in the performance of duty.

PART F/S.  FINANCIAL STATEMENTS.

                       BRAMPTON CREST INTERNATIONAL, INC.
                       (F/K/A HAMILTON-BIOPHILE COMPANIES)

Independent Auditors' Report                                                 F-1

Financial Statements:

 Balance sheets as of December 31, 2003 and November 30, 2004                F-2
  (Unaudited)

 Statements of operations for the years ended December 31, 2003 and 2002
   and the eleven months ended November 30, 2004 and 2003(Unaudited)         F-3

 Statements  of  stockholders'  deficiency  for the years ended December 31,
  2003 and 2002 and for the eleven months ended November 30, 2004
  (Unaudited)                                                                F-4

 Statements of Cash Flows for the years ended December 31, 2003 and 2002
  and for the eleven months ended November 30, 2004 and 2003(Unaudited)      F-5

 Notes to financial statements                                               F-6

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Brampton Crest International, Inc.
(F/K/A Hamilton-Biophile Companies
Miami Beach, Florida

We have audited the accompanying balance sheet of Brampton Crest International, Inc. (F/K/A Hamilton-Biophile Companies) (Debtor-in-Possession) ("the Company") as of December 31, 2003, and the related statements of operations, stockholders' deficiency and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brampton Crest International, Inc. (F/K/A Hamilton-Biophile Companies) (Debtor-in-Possession) as of December 31, 2003, and the results of its operations and its cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has significant accumulated deficiencies, which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


BERENFELD, SPRITZER, SHECHTER & SHEER


Sunrise, Florida
November 1, 2004

                        BRAMPTON CREST INTERNATIONAL, INC.
                       (F/K/A HAMILTON-BIOPHILE COMPANIES)
                      (DEBTOR-IN-POSSESSION) BALANCE SHEETS

                                                       NOVEMBER 30,    DECEMBER 31,
                                                           2004            2003
                                                       ------------    ------------
                                                       (UNAUDITED)
ASSETS

CURRENT ASSETS
  Cash                                                 $          5    $         --
  Prepaid expenses and other current assets                      --           2,948
  Inventory                                                  15,000              --
  Attorney escrow account                                    26,596              --
                                                       ------------    ------------

    Total current assets                                     41,601           2,948

MACHINERY AND EQUIPMENT, NET                                     --           3,140
                                                       ------------    ------------

TOTAL ASSETS                                           $     41,601    $      6,088
                                                       ============    ============

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES

 POST-PETITION LIABILITIES:
  Short term note payable                              $         --    $     45,000
  Accounts payable                                           37,410          88,835
  Accrued expenses and other current liabilities                 --          78,561
  Due to related party                                      300,000              --
  Liability for stock to be issued                               --          98,792
                                                       ------------    ------------

    Total post-petition current liabilities                 337,410         311,188

 PRE-PETITION LIABILITIES NOT SUBJECT TO COMPROMISE:
  Accrued expenses and other current liabilities                 --       1,832,230
  Accrued interest payable                                       --       1,400,000
                                                       ------------    ------------

    Total pre-petition current liabilities                       --       3,232,230
                                                       ------------    ------------

    Total current liabilities                               337,410       3,543,418

C0MMITMENT AND CONTINGENCIES
  Reserve for stock to be issued                                 --         100,000
                                                       ------------    ------------

STOCKHOLDERS' DEFICIENCY
  Preferred stock - Series F                                     --         620,000
  Preferred stock - Series H                                     --      12,231,000
  Common stock                                               41,418         478,798
  Additional paid-in capital                             48,475,488      31,441,052
  Accumulated deficit                                   (48,812,715)    (48,408,180)
                                                       ------------    ------------

    Total stockholders' deficiency                         (295,809)     (3,637,330)
                                                       ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY         $     41,601    $      6,088
                                                       ============    ============

   The accompanying notes are an integral part of these financial statements

                       BRAMPTON CREST INTERNATIONAL, INC.
                       (F/K/A HAMILTON-BIOPHILE COMPANIES)
                 (DEBTOR-IN-POSSESSION) STATEMENTS OF OPERATIONS

                                              ELEVEN MONTHS ENDED
                                                  NOVEMBER 30,           YEARS ENDED DECEMBER 31,
                                             2004           2003           2003           2002
                                         -----------    -----------    -----------    -----------
                                                 (UNAUDITED)

SALES                                    $       287    $     6,541    $     6,541    $        --

COST OF SALES                                     --             --             --             --
                                         -----------    -----------    -----------    -----------

  GROSS PROFIT                                   287          6,541          6,541             --

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES                     391,465         42,001         58,501        280,455
                                         -----------    -----------    -----------    -----------

LOSS FROM OPERATIONS                        (391,178)       (35,460)       (51,960)      (280,455)

OTHER INCOME (EXPENSES)
  Loss on write-off of loan receivable       (10,657)            --       (197,728)            --
  Other income                                    --         42,662         42,662         15,176
  Interest expense                            (2,700)        (8,131)       (10,597)        (8,656)
                                         -----------    -----------    -----------    -----------

     TOTAL OTHER INCOME (EXPENSES)           (13,357)        34,531       (165,663)         6,520
                                         -----------    -----------    -----------    -----------

LOSS BEFORE REORGANIZATION ITEMS AND
 INCOME TAXES                               (404,535)          (929)      (217,623)      (273,935)

REORGANIZATION ITEMS:
  Professional fees                               --         (1,062)        (1,800)       (24,613)
                                         -----------    -----------    -----------    -----------

LOSS BEFORE INCOME TAXES                    (404,535)        (1,991)      (219,423)      (298,548)

INCOME TAX BENEFIT                                --             --             --             --
                                         -----------    -----------    -----------    -----------

NET LOSS                                 $  (404,535)   $    (1,991)   $  (219,423)   $  (298,548)
                                         ===========    ===========    ===========    ===========

LOSS PER SHARE -
 BASIC AND DILUTED                       $     (0.30)   $        --    $     (0.37)   $     (0.50)
                                         ===========    ===========    ===========    ===========

WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING - BASIC AND DILUTED           1,344,982        600,582        600,582        600,582
                                         ===========    ===========    ===========    ===========


   The accompanying notes are an integral part of these financial statements

                       BRAMPTON CREST INTERNATIONAL, INC.
                      (F/K/A/ HAMILTON-BIOPHILE COMPANIES)
                             (DEBTOR-IN-POSSESSION)
                     STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                   YEARS ENDED DECEMBER 31, 2003 AND 2002 AND
                ELEVEN MONTHS ENDED NOVEMBER 30, 2004 (UNAUDITED)

                                                       PREFERRED STOCK            PREFERRED STOCK
                                                          SERIES F                   SERIES H                 COMMON STOCK
                                                   ----------------------    ------------------------    ------------------------
                                                     SHARES       AMOUNT       SHARES        AMOUNT         SHARES      AMOUNT
                                                   ---------    ---------    --------    ------------    ----------   -----------
BALANCE, JANUARY 1, 2002                             620,000    $ 620,000      12,231    $ 12,231,000       600,582   $   478,798

  Net loss for the year ended
  December 31, 2002                                       --           --          --              --            --            --
                                                   ---------    ---------    --------    ------------    ----------   -----------

BALANCE, DECEMBER 31, 2002                           620,000      620,000      12,231      12,231,000       600,582       478,798

  Net loss for the year ended
  December 31, 2003                                       --           --          --              --            --            --
                                                   ---------    ---------    --------    ------------    ----------   -----------

BALANCE, DECEMBER 31, 2003                           620,000      620,000      12,231      12,231,000       600,582       478,798

  Net loss for the eleven months
    ended November 30, 2004 (Unaudited)                   --           --          --              --            --            --

  Bulk sale of various assets and
    liabilities to related party (Unaudited)              --           --          --              --            --            --

  Conversion of short-term note
    payable to common stock (Unaudited)                   --           --          --              --         5,625        45,000

  Issuance of common stock in
    settlement of vendor account payable
    (Unaudited)                                           --           --          --              --         4,375        35,000

  Liability for stock to be issued satisfied with
    issuance of common stock (Unaudited)                  --           --          --              --        50,000        98,792

  Issuance of common stock in settlement of pre-
    petition liabilities (Unaudited)                      --           --          --              --       404,654     3,232,230

  Issuance of common stock for services (Unaudited)  353,262       52,990      52,990

  Sale of common stock pursuant to stock
    purchase agreement (Unaudited)                        --           --          --              --    40,000,000        50,000
                                                   ---------    ---------    --------    ------------    ----------   -----------

        Subtotal (Unaudited)                         620,000      620,000      12,231      12,231,000    41,418,498     3,992,810

  Recapitalization of stock from no par
    to $0.001 par value (Unaudited)                       --           --          --              --            --    (3,951,392)
                                                   ---------    ---------    --------    ------------    ----------   -----------

      Balance after recapitalization (Unaudited)     620,000      620,000      12,231      12,231,000    41,418,498        41,418

   Cancellation of preferred stock (Unaudited)      (620,000)    (620,000)    (12,231)    (12,231,000)           --            --

   Contingency for stock to be issued (Unaudited)         --           --          --              --            --            --
                                                   ---------    ---------    --------    ------------    ----------   -----------
BALANCE, NOVEMBER 30, 2004
 (UNAUDITED)                                              --    $      --          --    $         --    41,418,498   $    41,418
                                                   =========    =========    ========    ============    ==========   ===========



                                                                    ADDITIONAL       TOTAL
                                                      PAID-IN      ACCUMULATED    STOCKHOLDERS'
                                                      CAPITAL        DEFICIT       DEFICIENCY
                                                   ------------   ------------    ------------
BALANCE, JANUARY 1, 2002                           $ 31,441,052   $(47,890,209)   $ (3,119,359)

  Net loss for the year ended
  December 31, 2002                                          --       (298,548)       (298,548)
                                                   ------------   ------------    ------------

BALANCE, DECEMBER 31, 2002                           31,441,052    (48,188,757)     (3,417,907)

  Net loss for the year ended
  December 31, 2003                                          --       (219,423)       (219,423)
                                                   ------------   ------------    ------------

BALANCE, DECEMBER 31, 2003                           31,441,052    (48,408,180)     (3,637,330)

  Net loss for the eleven months
    ended November 30, 2004 (Unaudited)                      --       (404,535)       (404,535)

  Bulk sale of various assets and
    liabilities to related party (Unaudited)            132,044             --         132,044

  Conversion of short-term note
    payable to common stock (Unaudited)                      --             --          45,000

  Issuance of common stock in
    settlement of vendor account payable
    (Unaudited)                                              --             --          35,000

  Liability for stock to be issued satisfied with
    issuance of common stock (Unaudited)                     --             --          98,792

  Issuance of common stock in settlement of pre-
    petition liabilities (Unaudited)                         --             --       3,232,230

  Issuance of common stock for services (Unaudited)

  Sale of common stock pursuant to stock
    purchase agreement (Unaudited)                           --             --          50,000
                                                   ------------   ------------    ------------

        Subtotal (Unaudited)                         31,573,096    (48,812,715)       (395,809)

  Recapitalization of stock from no par
    to $0.001 par value (Unaudited)                   3,951,392             --              --
                                                   ------------   ------------    ------------

      Balance after recapitalization (Unaudited)     35,524,488    (48,812,715)       (395,809)

   Cancellation of preferred stock (Unaudited)       12,851,000             --              --

   Contingency for stock to be issued (Unaudited)       100,000             --         100,000
                                                   ------------   ------------    ------------
BALANCE, NOVEMBER 30, 2004
 (UNAUDITED)                                       $ 48,475,488   $(48,812,715)   $   (295,809)
                                                   ============   ============    ============

    The accompanying notes are an integral part of these financial statements

                       BRAMPTON CREST INTERNATIONAL, INC.
                       (F/K/A HAMILTON-BIOPHILE COMPANIES)
                             (DEBTOR-IN-POSSESSION)
                            STATEMENTS OF CASH FLOWS

                                                                 ELEVEN MONTHS ENDED
                                                                      NOVEMBER 30,            YEARS ENDED DECEMBER 31,
                                                                   2004          2003           2003          2002
                                                                -----------    -----------    -----------    -----------
                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss                                                       $  (404,535)   $    (1,991)   $  (219,423)   $  (298,548)
 Adjustments to reconcile net loss to net
  cash provided by (used in) operating activities:
   Depreciation                                                       2,355          2,355          3,140          3,140
   Loss on write-off of loan receivable                              10,657             --        197,728             --
   Loss on write-off of inventory                                        --             --         10,000             --
   Common stock issued for services                                  52,990             --             --             --
   Changes in operating assets and liabilities:
   (Increase) decrease in:
     Accounts receivable                                                 --             --             --        136,055
     Inventory                                                      (15,000)            --             --             --
     Prepaid and other current assets                                 2,948             --         (2,948)         5,000
     Attorney escrow account                                        (26,596)            --             --             --
     Other receivables                                                   --             --             --        (14,672)
    Increase (decrease) in:
     Accounts payable and accrued expenses                           37,843          9,611         18,023         80,478
     Pre-petition liabilities                                            --             --             --         (6,413)
                                                                -----------    -----------    -----------    -----------

NET CASH PROVIDED BY (USED) IN OPERATING ACTIVITIES                (339,338)         9,975          6,520        (94,960)
                                                                -----------    -----------    -----------    -----------

CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Loan from related party                                            300,000             --             --             --
 Loan to related party                                              (10,657)       (13,300)       (10,352)            --
                                                                -----------    -----------    -----------    -----------

NET CASH PROVIDED BY (USED) IN INVESTING ACTIVITIES                 289,343        (13,300)       (10,352)            --
                                                                -----------    -----------    -----------    -----------

CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Proceeds from sale of common stock                                 50,000             --             --         98,792
                                                                -----------    -----------    -----------    -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                            50,000             --             --         98,792
                                                                -----------    -----------    -----------    -----------

NET INCREASE (DECREASE) IN CASH                                           5         (3,325)        (3,832)         3,832

CASH, BEGINNING OF PERIOD                                                --          3,832          3,832             --
                                                                -----------    -----------    -----------    -----------

CASH, END OF PERIOD                                             $         5    $       507    $        --    $     3,832
                                                                ===========    ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH
  FLOWS INFORMATION:
  Interest paid during the period                               $        --    $        --    $        --    $        --
                                                                ===========    ===========    ===========    ===========
  Income taxes paid during the period                           $        --    $        --    $        --    $        --
                                                                ===========    ===========    ===========    ===========


SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
  AND FINANCING ACTIVITIES

  Transfer of net liabilitiess per
  bulk sale agreement                                                       $   132,044    $        --    $        --    $        --
                                                                            ===========    ===========    ===========    ===========
  Conversion of short-term note payable to common stock                     $    45,000    $        --    $        --    $        --
                                                                            ===========    ===========    ===========    ===========
  Conversion of Vendor Account Payable to common stock                      $    35,000    $        --    $        --    $        --
                                                                            ===========    ===========    ===========    ===========
  Liability for stock to be issued satisfied with
    issuance of common stock                                                $    98,792    $        --    $        --    $        --
                                                                            ===========    ===========    ===========    ===========
  Conversion of pre-petition liabilities to common stock                    $ 3,232,230    $        --    $        --    $        --
                                                                            ===========    ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements

                       BRAMPTON CREST INTERNATIONAL, INC.
                      (F/K/A/ HAMILTON-BIOPHILE COMPANIES)
                             (DEBTOR-IN-POSSESSION)
                          NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 2003 AND 2002 AND
                          NOVEMBER 30, 2004 (UNAUDITED)

NOTE 1 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      ORGANIZATION AND CAPITALIZATION

      Brampton Crest International, Inc., formerly known as Hamilton-Biophile Companies ("the Company"), a Nevada corporation, was formerly organized as Mehl/Biophile International Corporation. On March 22, 2000, the Company was reorganized as Hamilton-Biophile Companies. Effective November 9, 2004, the Company changed its name to Brampton Crest International, Inc.

      On January 3, 2000, the Company filed a petition for Chapter 11 reorganization in US Bankruptcy Court, Eastern District of California. On March 27, 2001, the Court confirmed the Plan of Reorganization and on July 3, 2003, the bankruptcy case was closed. See Note 2.

      On March 22, 2004, the bankruptcy case was reopened to implement the confirmed plan and complete a stock purchase agreement. On November 8, 2004, the court confirmed the Plan of Reorganization and the bankruptcy case was closed. See Note 11.

      The Company's authorized capital stock consisted of 60,000,000 shares of common stock, no par value, and 200,000 shares of preferred stock, $10 par value, $1,000 stated value through November 2004. The prior conversion features of the preferred stock were revised during the bankruptcy proceedings (See Note9). On November 9, 2004 the Company recapitalized its authorized common stock from 60,000,000 shares, no par common stock to 200,000,000 shares of common stock, $0.001 par value. The Company also increased its authorized preferred stock from 200,000 shares to 25,000,000 shares.

      Effective March 1, 2002, the Company conducted a reverse stock split of its issued and outstanding common stock on a 1 new for 8 old basis, and effective October 5, 2004 the Company conducted a reverse stock split of its issued and outstanding common stock on a 1 new for 10 old basis. All prior stock figures and price per share have been restated to reflect the latest stock split.

                       BRAMPTON CREST INTERNATIONAL, INC.
                      (F/K/A/ HAMILTON-BIOPHILE COMPANIES)
                             (DEBTOR-IN-POSSESSION)
                          NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 2003 AND 2002 AND
                          NOVEMBER 30, 2004 (UNAUDITED)

      BUSINESS

      The Company was originally engaged in the sale and distribution of consumer personal care products and professional laser hair removal. Prior to the bankruptcy filing, the Company had already lost substantially all of its assets to a creditor and business activities were reduced to a minimum. Following the bankruptcy, and through November 2004, business activities were still kept at a minimum.

      FINANCIAL STATEMENT PRESENTATION

      The financial  statements  have been prepared in accordance with Statement
      of  Position  90-7  (SOP  90-7),   Financial   Reporting  by  Entities  in
      Reorganization Under the Bankruptcy Code.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

      CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2003 and November 30, 2004 (Unaudited).

      CONCENTRATION OF CREDIT RISK

      Financial   instruments   that   potentially   subject   the   Company  to
      concentrations of credit risk consist principally of cash.

      The Company maintains cash balances at one bank. Accounts at this institution are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. As of December 31, 2003 and November 30, 2004 (Unaudited) the Company had no cash in excess of FDIC limits.

                       BRAMPTON CREST INTERNATIONAL, INC.
                      (F/K/A/ HAMILTON-BIOPHILE COMPANIES)
                             (DEBTOR-IN-POSSESSION)
                          NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 2003 AND 2002 AND
                          NOVEMBER 30, 2004 (UNAUDITED)

      ACCOUNTS RECEIVABLE

      The Company conducts business and extends credit based on the evaluation of its customers' financial condition, generally without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors credit losses and maintains allowances for anticipated losses considered necessary under the circumstances. Recoveries of accounts previously written off are recognized as income in the periods in which the recoveries are made. The Company had no accounts receivable as of December 31, 2003 and November 30, 2004 (Unaudited).

      INVENTORY

      Inventory is stated at the lower of cost or market, cost being determined on the first-in first-out (FIFO) basis.

      IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

      The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no asset impairments during the years ended December 31, 2003 and 2002, and the eleven months ended November 30, 2004 and 2003 (Unaudited).

      REVENUE RECOGNITION

      The Company recognized revenues when a sales agreement has been executed, delivery has occurred, and collectibility of the fixed or determinable sales price is reasonably assured.

                       BRAMPTON CREST INTERNATIONAL, INC.
                      (F/K/A/ HAMILTON-BIOPHILE COMPANIES)
                             (DEBTOR-IN-POSSESSION)
                          NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 2003 AND 2002 AND
                          NOVEMBER 30, 2004 (UNAUDITED)

      PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for major betterments and additions are capitalized, while replacement, maintenance and repairs, which do not extend the lives of the respective assets, are charged to expense currently. Any gain or loss on disposition of assets is recognized currently in the statement of income.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company's financial instruments consist primarily of cash, accounts receivable, accounts payable and accrued expenses, and debt. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments. The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.

      INCOME TAXES

      The Company accounts for income taxes using SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

      EARNINGS (LOSS) PER SHARE

      Earnings (loss) per share is computed in accordance with SFAS No. 128, "Earnings per Share". Basic earnings ((loss) per share is computed by dividing net income (loss), after deducting preferred stock dividends accumulated during the period, by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the period.

                       BRAMPTON CREST INTERNATIONAL, INC.
                      (F/K/A/ HAMILTON-BIOPHILE COMPANIES)
                             (DEBTOR-IN-POSSESSION)
                          NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 2003 AND 2002 AND
                          NOVEMBER 30, 2004 (UNAUDITED)


      As discussed in Note 1, effective March 1, 2002, the Company conducted a reverse stock split of its issued and outstanding common stock on a 1 new for 8 old basis, and effective October 5, 2004 the Company conducted a reverse stock split of its issued and outstanding common stock on a 1 new for 10 old basis. The loss per share computations have been adjusted retroactively for all periods presented to reflect that change in capital structure.

      The following is a summary of the securities that could potentially dilute basic loss per share in the future that were not included in the computation of diluted loss per share because to do so would be anti-dilutive.

                                                            Years
                         Eleven Months Ended                Ended
                            November 30,                December 31,
                       -----------------------   -----------------------
                          2004          2003        2003         2002
                       ----------   ----------   ----------   ----------

Preferred stock            16,039       16,039       16,039       16,039
Potentially issuable
 common stock             150,000      150,000      150,000      150,000
Warrants               40,045,000       45,000       45,000       45,000
                       ----------   ----------   ----------   ----------

Total                  40,211,039      211,039      211,230      211,039
                       ==========   ==========   ==========   ==========

      RECENT ACCOUNTING PRONOUNCEMENTS

      In January 2003, the FASB issued Interpretations No. 46, "Consolidation of Variable Interest Entities". FIN No. 46 addresses consolidation by business enterprises of variable interest entities (formerly special purpose entities or "SPEs"). The Company does not have any variable interest entities as defined by FIN No. 46.

      In May 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards on the classification and measurement of certain instruments with characteristics of both liabilities and equity. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31,2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The Company does not have such instruments, and accordingly, adoption of this statement did not have a material effect on the Company's financial statements.

                       BRAMPTON CREST INTERNATIONAL, INC.
                      (F/K/A/ HAMILTON-BIOPHILE COMPANIES)
                             (DEBTOR-IN-POSSESSION)
                          NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 2003 AND 2002 AND
                          NOVEMBER 30, 2004 (UNAUDITED)

NOTE 2 -  BANKRUPTCY PROCEEDINGS AND GOING CONCERN

      BANKRUPTCY PROCEEDINGS

      On January 3, 2000, the Company filed a petition for relief under Chapter 11 reorganization in US Bankruptcy Court, Eastern District of California. On March 28,2001, the Court confirmed the Plan of Reorganization and on July 3, 2003, the bankruptcy case was closed. However, on March 22,2004, the Company reopened the bankruptcy case in order to implement the confirmed plan and complete a stock purchase agreement. See Note 11.

      Under Chapter 11, certain claims against the Company in existence prior to the filing of the petitions for relief under the federal bankruptcy laws were disapproved by the Court. Those claims, amounting to approximately $13,000,000 were written off during 2001. The remaining pre-petition liabilities of approximately $3,232,000, (including accrued interest of $1,400,000) as reflected in the accompanying balance sheets, were fully repaid through the issuance of 404,654 shares of the Company's common stock at a rate of approximately $8.00 per share (post-split), as contemplated by the Plan of Reorganization.

      On November 8, 2004, the court confirmed the Plan of Reorganization and the bankruptcy case was closed.

      GOING CONCERN

      The accompanying financial statements have been presented in accordance with accounting principles generally accepted in the United States of America, which assume the continuity of the Company to continue as a going concern. However, the Company has incurred substantial losses resulting in an accumulated deficit of $48,759,725 as of November 30, 2004 (Unaudited). These conditions raise substantial doubt as the ability of the Company to continue as a going concern.

                       BRAMPTON CREST INTERNATIONAL, INC.
                      (F/K/A/ HAMILTON-BIOPHILE COMPANIES)
                             (DEBTOR-IN-POSSESSION)
                          NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 2003 AND 2002 AND
                          NOVEMBER 30, 2004 (UNAUDITED)


      Management's plans with regards to these issues are to raise funds through a private placement (See Note 11) to enable it to restart operations.

      Presently, the Company cannot ascertain the eventual success of management's plans with any degree of certainty. The accompanying financial statements do not include any adjustments that might result from the eventual outcome of the risks and uncertainty described above.

NOTE 3 - MACHINERY AND EQUIPMENT

      As of  December  31,  2003,  machinery  and  equipment  consisted  of  the
      following:                                                          2003
                                                                        --------

       Machinery and equipment                                          $ 9,420

       Less: Accumulated depreciation                                    (6,280)
                                                                        --------

       Machinery and equipment, net                                     $ 3,140
                                                                        =======


      Depreciation expense was $3,140 and $3,140 for the years ended December 31, 2003 and 2002, respectively, and $2,355 and $2,355 for the eleven months ended November 30, 2004 and 2003, respectively (Unaudited). During 2004, in conjunction with the stock purchase agreement, the Company executed a bulk sale of all of its assets and liabilities to its prior shareholders. As of November 30, 2004 the Company did not own any machinery and equipment. See Note 11.

NOTE 4 - SHORT-TERM NOTE PAYABLE

      During 2001, the Company borrowed $45,000 from one of its directors, as evidenced by a note. The loan bears interest at the rate of 8% per year and was due on March 19,2002. The loan was personally guaranteed by the Company's former president. The terms of the note were subsequently modified to provide for repayment in the form of 5,625 shares of the Company's common stock. These shares were issued on November 24, 2004.

      In connection with the note, the Company issued to the lender warrants to purchase 45,000 shares of the Company's common stock at $0.20 per share. The warrants are exercisable until March 21, 2006. Due to the lack of marketability of the Company's Common Stock at the date of issuance, the Company was unable to value the warrants.

                       BRAMPTON CREST INTERNATIONAL, INC.
                      (F/K/A/ HAMILTON-BIOPHILE COMPANIES)
                             (DEBTOR-IN-POSSESSION)
                          NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 2003 AND 2002 AND
                          NOVEMBER 30, 2004 (UNAUDITED)

NOTE 5 - LOAN PAYABLE TO RELATED PARTY

      The Company has a loan payable to a majority shareholder of $300,000 as of November 30, 2004. The loan which originated during January 2004 is non-interest bearing and payable on demand. The loan was converted on November 1, 2004 to a demand promissory note with interest payable at 5% per annum.

NOTE 6 - LIABILITY FOR STOCK TO BE ISSUED

      In January and March 2002, the Company sold 50,000 shares of its common stock at a price of $1.976 per share to one individual, for which the Company received $98,792. The proceeds of the sale were used to finance continuing operations. On November 30, 2004 (Unaudited), 50,000 shares of common stock were issued to satisfy the debt.

      During 1998, the Company had entered into a settlement agreement with a secured lender. Under the terms of the settlement, the Company was to issue 50,000 shares in settlement of a secured loan and debt owed the secured lender. However the shares were never issued, although the write-off of the related debt has already been reflect in accumulated deficit. Issuance of the shares will have no effect on the company's result of operations.

NOTE 7 - CONTINGENCY FOR SETTLEMENT OF SHARES IN LITIGATION

      During 2003, a lawsuit was filed on behalf of the participants involved in a September 2001 private placement offering. The suit alleges that the Company received $100,000 from various third parties in consideration for 500,000 pre-split shares of common stock. The plaintiffs claim that the shares were never received. In September 2004, the matter was voluntarily dismissed without prejudice by the Plaintiffs, however management anticipates that the Plaintiffs may re-file the matter at a later date. Management has reserved in treasury 100,000 shares of common stock for future settlement.

                       BRAMPTON CREST INTERNATIONAL, INC.
                      (F/K/A/ HAMILTON-BIOPHILE COMPANIES)
                             (DEBTOR-IN-POSSESSION)
                          NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 2003 AND 2002 AND
                          NOVEMBER 30, 2004 (UNAUDITED)

NOTE 8 - CONVERSION OF DEBT INTO COMMON STOCK

       As discussed in Note 2, the Company has agreed to settle $3,232,000 of pre-petition liabilities into shares of its common stock at a rate of $8.00 per share. Included in that amount are $185,000 of priority claims due to three officers which were converted into 23,125 shares of common stock; $1,647,230 of unsecured claims were converted into 206,529 shares of common stock, and $1,400,000 of accrued interest was converted into 175,000 shares of common stock.

       As discussed in Note 4, the Company has agreed to convert $45,000 due to a director into 5,625 shares of its common stock.

       The Company has also agreed to settle $35,000 payable to a vendor which is included in accounts payable as of December 31, 2003 and November 30, 2004 (Unaudited)) in exchange for 4,375 shares of common stock.

      On November 24, 2004, all of the above liabilities were converted into common stock.

NOTE 9 - PREFERRED STOCK

       As of the date the Company filed for petition under Chapter 11 reorganization, there were 12,831 shares of preferred stock outstanding. As discussed in Note 1, the prior conversion features of the preferred stock were revised during the bankruptcy proceedings. The Plan of Reorganization provided for conversion of each share of preferred stock into 100 shares (pre-split) resulting in 12,831,000 shares of common stock. After the 1 for 8 and the 1 for 10 reverse splits discussed in
       Note 1, this number was adjusted to 16,039. As of November 30, 2004, the Company is reflecting the preferred stock as cancelled and is reserving 16,039 shares of common stock in treasury for the above preferred stockholders.


NOTE 10 -INCOME TAXES

      As of December 31, 2003 and November 30, 2004 (Unaudited), the Company had Federal and state net operating losses of approximately $48,000,000, that are subject to limitations. The losses are available to offset future income.

                       BRAMPTON CREST INTERNATIONAL, INC.
                      (F/K/A/ HAMILTON-BIOPHILE COMPANIES)
                             (DEBTOR-IN-POSSESSION)
                          NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 2003 AND 2002 AND
                          NOVEMBER 30, 2004 (UNAUDITED)


      The temporary differences that give rise to deferred tax assets and liabilities at December 31, 2003 and November 30, 2004 (Unaudited) are as follows:

                              November 30,     December 31,
                                  2004            2003
                              ------------    ------------
                              (Unaudited)

Deferred tax asset:
 Net operating losses
   Total deferred tax asset   $ 17,000,000    $ 17,000,000
Less: Valuation allowance      (17,000,000)    (17,000,000)
                              ------------    ------------

Net deferred tax asset        $          0    $          0
                              ============    ============

      In assessing the amount of deferred tax asset to be recognized, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. It is not possible at this time to determine that the deferred tax asset is more likely to be realized than not. Accordingly, a full valuation allowance has been established.

      The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change", as defined by the Internal Revenue Code. Federal and state net operating losses are subject to limitations as a result of these restrictions. As stated in Note 11, the Company experienced a substantial change in ownership exceeding 50%. As a result, the Company's ability to utilize its net operating losses against future income has been significantly reduced.

      The effective tax rates for the year ended December 31, 2003 and 2002 and November 30, 2004 and 2003 (Unaudited) are as follows:

                                   November 30,               December 31,
                                       2004                       2003
                            -----------------------     -----------------------
                                  (Unaudited)
U.S statutory tax rate             35%           35%           35%           35%
State and local taxes               4             4             4             4
Less: Valuation allowance         (39)          (39)          (39)          (39)
                            ---------     ---------     ---------     ---------
Effective tax rate                  0%            0%            0%            0%
                            =========     =========     =========     =========

                       BRAMPTON CREST INTERNATIONAL, INC.
                      (F/K/A/ HAMILTON-BIOPHILE COMPANIES)
                             (DEBTOR-IN-POSSESSION)
                          NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 2003 AND 2002 AND
                          NOVEMBER 30, 2004 (UNAUDITED)

NOTE 11 -OTHER MATTERS (UNAUDITED)

      STOCK PURCHASE AGREEMENT

      As discussed in Note 2, on March 22, 2004, the Bankruptcy case was reopened in order for the Company to complete a stock purchase agreement entered into on December 19, 2003.

      On December 19, 2003, the Company entered into a stock purchase agreement with Brampton Crest International, LLC ("Brampton" or the "Purchaser"). Brampton is an inactive company with no operations. Under the terms of the agreement, Brampton purchased 40,000,000 shares of the Company's common stock, and warrants to purchase 40,000,000 shares of the Company's common stock for a total consideration of $50,000. The 40,000,000 shares of common stock and warrants will be adjusted to represent 96% of the issued and outstanding shares of the Company's common stock (after giving effect to the 1 for 10 reverse split discussed below). In the event that the shares represent other than 96% of the issued and outstanding shares of the Company's common stock, as fully diluted (including the issuance of the warrants), the number of shares and new warrants issued to the non-purchasing shareholders shall be adjusted to bring the total to 96%.

      The warrants are exercisable for three years from the date of issuance and each warrant is exercisable for one share of common stock, at an exercise price of $0.001 per share.

      The stock purchase agreement also provides for the establishment of a subsidiary, Hamilton PNG, to hold the core businesses along with all of the assets and liabilities of the Company. Hamilton PNG will be held 100% by the Company's prior shareholders.

      CHANGE OF NAME OF THE COMPANY

      Effective November 9, 2004, the Company changed its name to Brampton Crest International, Inc.

      REVERSE SPLIT

      Effective October 5, 2004, the Company conducted a reverse stock split of its issued and outstanding and to be issued common stock on a 1 new for 10 old shares. As of that date, the Company had 6,005,815 shares issued and outstanding, resulting in 600,582 shares after the split. As of that date, the Company had also an obligation to issue approximately 464,654

                       BRAMPTON CREST INTERNATIONAL, INC.
                      (F/K/A/ HAMILTON-BIOPHILE COMPANIES)
                             (DEBTOR-IN-POSSESSION)
                          NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 2003 AND 2002 AND
                          NOVEMBER 30, 2004 (UNAUDITED)

      additional shares, as discussed in Notes 5, 6, 7 and 8, for a total of approximately 1,065,236 (prior to the private placement offering disclosed in the next footnote). The Company believes that such number may increase up to 1,400,000 as additional shares may have been authorized but not issued during the bankruptcy proceedings. As a result, the Company expects that it may have to issue these additional shares in the future.

      PRIVATE PLACEMENT OFFERING

      During November 2004, pursuant to a private placement agreement, the Company entered into an agreement to sell 8,334,000 units for $.15 per unit for a total price of $1,250,100. Each unit consists of 1 share of common stock and a warrant to purchase 1 additional share of common stock at $0.001 per share. The warrants expire in 2007. The proceeds from the private placement are kept in an escrow account and will be released upon the Company filing Form 10-SB.

      COMMON STOCK ISSUED FOR SERVICES

      During November 2004, the Company issued an aggregate of 353,262 shares of common stock to four consultants. The shares were valued at $0.15 per share, which was the price of the common stock sold in the private placement discussed above, for a total consideration of $52,990.

      OTHER MATTERS

      On June 8, 2004 the U.S. Securities and Exchange Commission (SEC) instituted an administrative proceeding against the Company pursuant to
      Section 12(j) of the Exchange Act to determine whether the Company's registration pursuant to Section 12 of the Exchange Act should be revoked or in the alternative, suspended for a period not exceeding twelve months. On June 25, 2004 the Company filed its answer to the SEC's order instituting public administrative proceedings in which it asserted a defense to the allegations and relief sought. The SEC and the Company agreed that the Company would withdraw the Company's registration pursuant to Section 12 of the Exchange Act.

      Also on that date, the SEC issued on order pursuant to Section 12(k) of the Exchange Act suspending trading in the securities of the Company for the period from 9:30 am EDT on June 8, 2004 through 11:59 pm EDT on June 21, 2004 as a result of alleged lack of current and accurate information concerning the securities of the Company. The SEC alleged that the Company failed to file periodic reports required by the Exchange Act.

                       BRAMPTON CREST INTERNATIONAL, INC.
                      (F/K/A/ HAMILTON-BIOPHILE COMPANIES)
                             (DEBTOR-IN-POSSESSION)
                          NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 2003 AND 2002 AND
                          NOVEMBER 30, 2004 (UNAUDITED)

      BULK SALE

      On May 24, 2004, the Company obtained a court order allowing the implementation of its Plan of Reorganization by forming Hamilton PNG and transferring into such Company, all assets and liabilities of the Company. This agreement is in accordance with Brampton's stock purchase agreement (see note 11). The Company's net liabilities in excess of assets transferred amount to $132,044.

                                    PART III

ITEM 1. INDEX TO EXHIBITS

The Exhibits listed below are filed as part of this Registration Statement.


EXHIBITS

3.1   Amended and Restated Articles of Incorporation

3.2   Bylaws

10.1  Form of Purchase Order

10.2  Form of Independent Contractor Agreement

10.3  Consulting Agreement with Robert Wineberg.

23.1  Consent of Berenfeld, Spritzer, Shechter & Sheer

24.1  Power of Attorney

99.1 Hamilton-Biophile Companies selected filings with the US Bankruptcy Court, Eastern District of California, Case No. 00-20004-A-11 under Chapter 11 of the Bankruptcy Code, including March 27, 2001 Order Confirming Plan of Reorganization, July 3, 2003 Final Decree, March 22, 2004 Application to Reopen Case and Stock Purchase Agreement attached as an Exhibit to the Application, April 9 2004 Order Reopening Proceedings and Granting Application completing Stock Purchase Agreement, Exhibits to Declaration of Gregory Gilbert, Stock Purchase Agreement, Flow chart, trustee fee chart, March 22, 2004 Civil minutes, Revested Debtors Ex Parte Application for Correction of Final Ruling, Declaration of Gregory Gilbert in Support of Revested Debtors Ex Parte Application for Correction of Final Ruling, proof of service, May 10 Order Correction of Final Ruling (1)

99.2 Hamilton-Biophile Companies operating monthly reports from February, 2001 to July, 2002 as filed with the US Bankruptcy Court, Eastern District of California, Case No. 00-20004-A-11 (1)

99.3 Hamilton-Biophile Companies operating monthly reports from August, 20021 to April, 2004 as filed with the US Bankruptcy Court, Eastern District of California, Case No. 00- 20004-A-11 (1)

(1)   Filed on Form 8-KSB on July 15, 2004.


ITEM 2. DESCRIPTION OF EXHIBITS

Not applicable.

                                   SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934 the Registrant caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        BRAMPTON CREST INTERNATIONAL, INC.

                                        /S/ J. ROD MARTIN
                                        ------------------------
                                        J. Rod Martin
                                        (PRESIDENT)

                                        DATE: DECEMBER 15, 2004

                                        /S/ JOSEPH I. EMAS
                                        ------------------------
                                        Joseph I. Emas
                                        (Director)

DATE: DECEMBER 15, 2004



                                       30